Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Financial Corp. Names John Asbury Head of Business Services

BIRMINGHAM, Ala. – (BUSINESS WIRE) – May 26, 2010 – Regions Financial Corp. (NYSE: RF) announced today that John Asbury has been named head of Regions’ Business Services Group, leading all lines of business that serve business and commercial customers. Asbury, an executive vice president, joined Regions in March 2008 as head of Business Banking for Regions, which serves small business customers with annual sales of up to $10 million. He has also managed the bank’s centralized credit underwriting, documentation and administration for this line of business.

Asbury will report to President and Chief Executive Officer Grayson Hall and will serve on the company’s Operating Committee. He succeeds Tim Laney, who has accepted the position of chief executive officer of NBH Holdings Corp. in Boston, Mass, which was created in 2009 to build a leading community banking franchise.

“We are fortunate to have someone of John’s caliber to maintain the momentum established within the Business Services Group. As a senior leader, he has played a significant role in driving record deposit growth and improved customer satisfaction and retention,” said Hall. “Tim helped transform the Business Services Group into an organization focused on relationships and customer solutions, and we were the only bank among our peers to increase market share with commercial and small business customers during this challenging period. We appreciate his contributions and wish him well.”

Asbury has 23 years of experience in the financial services industry. He joined Regions following a 17-year career at Bank of America, most recently as Pacific Northwest region executive and senior vice president of Business Banking. Other positions Asbury held at Bank of America included quality and productivity executive for Global Corporate Investment Banking, sales performance executive for the east region of Commercial Banking, national marketing executive, southeast regional executive for Business Capital, and chief administrative officer for the Commercial Finance division. Prior to joining Bank of America in 1990, he was with Wachovia.

Asbury graduated from Virginia Polytechnic Institute and State University, summa cum laude, with a bachelor’s degree in business, and he received a master of business administration degree from the College of William and Mary. He is a member of the Consumer Bankers Association Small Business Committee.

About Regions Financial Corporation

Regions Financial Corporation, with $137 billion in assets, is a member of the S&P 100 Index and one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,800 banking offices and 2,200 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

###